Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nephros, Inc.

South Orange, New Jersey

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of our report dated February 26, 2018, relating to the consolidated financial statements of Nephros, Inc. and Subsidiary (the “Company ” ), as of and for the years ended December 31, 2017 and 2016, which are contained in this Registration Statement and related Prospectus . Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement and related Prospectus.

/s/ Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

June 20 , 2018